EXHIBIT 99.1


                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                           (WEST PALM BEACH DIVISION)

In re                                            )   CHAPTER 11
                                                 )   Case Nos. 00-35179
EMPIRE OF CAROLINA, INC. and                     )        and 00-35180-BKC-PGH
EMPIRE INDUSTRIES, INC.,                         )   (Jointly Administered)
                                                 )
         Debtors.                                )
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             NOTICE OF (I) SALE OF SUBSTANTIALLY ALL OF THE DEBTORS'
               ASSETS, (II) ASSUMPTION AND ASSIGNMENT OF LICENSES,
             INTELLECTUAL PROPERTY, AND EXECUTORY CONTRACTS RELATED
           THERETO, (III) BIDDING AND SALE PROCEDURES AND FINAL SALE
              HEARING, AND (IV) APPROVED CONDITIONAL BREAK-UP FEE
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         TO ALL CREDITORS, SECURITY HOLDERS, PARTIES IN INTEREST AND INTERESTED
PURCHASERS:

         NOTICE IS HEREBY GIVEN, pursuant to Fed.R.Bankr.P. 2002(a)(2) and
(c)(1), 6004(a) and 6006(c), and Local Rules 2002-1(C)(2) and 6004-1, that on
May 25, 2001, Debtors and Debtors-in-Possession Empire of Carolina, Inc. and Empire Industries, Inc. (the "Debtors") filed an emergency motion (the "Sale Motion") for (a) authority to sell substantially all assets of the Debtors' toy operations, including the Debtors' capital stock in its non-debtor subsidiary Empire Toys (HK), a Hong Kong corporation (the "Toy Assets"), (b) authority to assume and assign licenses, intellectual property and executory contracts related thereto (the "Toy Licenses"), (c) entry of a preliminary order establishing reasonable bidding and sale procedures (the "Bidding Procedures") and scheduling a final sale hearing (the "Final Hearing"), and (d) approval of the amount and payment of a conditional "break-up" fee in the event Alpha (defined below) is not the successful bidder.

         PLEASE TAKE FURTHER NOTICE that in the Sale Motion, the Debtors seek the following:

         (a) Authority to, inter alia, sell the Toy Assets1 to Alpha International, Inc. ("Alpha") for a minimum purchase price of $5 million in cash and Alpha's assumption of certain specified operating liabilities, subject to higher and better offers, and provided that the sale to Alpha is consummated on or about July 3, 2001;
         (b) Authority to assume and assign certain Toy Licenses (some of which may require licensor consent) utilized by the Debtors to manufacture and sell toy products, and Alpha is prepared to provide adequate assurance of future performance within the requirements of Section 365(f)(2) of the Bankruptcy Code to the various licensors;
         (c) Authority, pursuant to 11 U.S.C.ss.ss.363(b) and (f), to sell the Toy Assets and assign the Toy Licenses free and clear of any claims, liens and encumbrances in the Debtors' chapter 11 estates; and

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1  All capitalized terms shall have the meaning prescribed in the Sale Motion or in the Bidding Procedures

         (d) A finding of the Bankruptcy Court that Alpha (or such other purchaser of the Toy Assets and assignee of the Toy Licenses pursuant to the Sale Motion) is a good-faith purchaser entitled to the protections of 11 U.S.C. ss.363(m).

         PLEASE TAKE FURTHER NOTICE that:

         (a) The Bankruptcy Court has approved the Bidding Procedures, and has set the Final Hearing to be held on June 27, 2001 at 10:30 a.m. at the Paul G. Rogers Federal Building, Courtroom #6, Room 312, 701 Clematis Street, West Palm Beach, Florida 33401. Any objection to the proposed Sale shall be filed with the Court and served on counsel identified below not later than two (2) business days prior to the Final Hearing.
         (b) The Bankruptcy Court approved a Break-Up Fee in favor of Alpha that will not exceed the lesser of $100,000 or Alpha's actual out-of-pocket expenses, and that will be payable in cash at the Closing from the sale proceeds of any higher Competing Bids (defined below) as a pre-condition to the sale closing and before any application of the sale proceeds; and
         (c) At the Final Hearing, the Debtors will either seek to approve the proposed sale of the Toy Assets and the assignment of the Toy Licenses to Alpha pursuant to a proposed Asset Purchase Agreement, or will entertain any qualified competing bids for the purchase of the Toy Assets and assumption of the Toy Licenses ("Competing Bids"). The Sale Motion and the Bidding Procedures also permit a Competing Bidder to make a Partial Competing Bid (i.e., a Competing Bid for any portion of the Toy Assets and assumption of any portion of the Toy Licenses), subject to the terms and conditions contained in the Bidding Procedures. Any Competing Bidder must submit its initial Competing Bid or initial Partial Competing Bid in writing to Debtors' counsel, with a copy to the attorneys for the Lenders and the Committee (at the fax numbers provided below) along with evidence of financial responsibility (as provided in the Bidding Procedures) no later than two days before the Final Hearing, and must satisfy all conditions set forth in the Bidding Procedures. No Competing Bid or Partial Competing Bid will be considered unless it satisfies, at a minimum, the terms and conditions set forth in the Bidding Procedures. Prospective Competing Bidders also may conduct due diligence as provided in the Bidding Procedures.

         Copies of the Bidding Procedures, the Sale Motion, and other related items may be obtained from (i) Counsel for the Debtors: Brian K. Gart, Esq., Greenberg Traurig, P.A., 515 E. Las Olas Blvd., Suite 1500, Ft. Lauderdale, FL 33301; Phone: (954) 768-8212; Fax: (954) 765-1477; or (ii) Judicial Research &
Retrieval Services, 328 Banyan Blvd., West Palm Beach, FL 33401; Phone: (561) 659-7677.

         Counsel for Lenders: Paul S. Singerman, Esq., Berger Singerman, 200 S. Biscayne Blvd., Suite 1000, Miami, FL 33131; Phone: 305-755-9500; Fax:
305-714-4340.

         Counsel for Committee: Scott L. Baena, Esq. and Mindy A. Mora, Esq., Bilzin Sumberg, et al., 2500 First Union Financial Center, 200 S. Biscayne Blvd., Miami FL 33131; Phone: 305-350-2414; Fax: 305-374-7593

DATED:   June 1, 2001